MISTRAS GROUP, INC.
RESTRICTED STOCK UNIT CERTIFICATE
Granted To: Natalia Shuman-Fabbri
Total Units:    25,000                Grant Date: September 8, 2025
Vesting Dates:     1/3 on September 8 of 2026, 2027 and 2028
1.    Award. In accordance with the Mistras Group, Inc. 2016 Long-Term Incentive Plan Amended and Restated as of March 27, 2024 (the “Plan”), Mistras Group, Inc. (the “Company”) has made an award to you of restricted stock units (the “RSUs”). Each RSU, upon vesting, will become one share of the Company’s common stock. The award and the RSUs are subject to the provisions of the Plan and, to the extent not prohibited by the Plan, the terms and conditions of this certificate. Capitalized terms that are used but not defined in this certificate shall have the meanings ascribed to them by the Plan.
2.    Vesting of RSUs. Except as otherwise provided herein or the Plan, the Units will vest in three (3) equal annual installments, with 1/3 of the Units vesting on each of the dates set forth above. The vesting of the RSUs is cumulative, but shall not exceed 100% of the RSUs subject to this certificate. If the foregoing schedule will result in fractional shares, the number of RSUs that vest will be rounded down to the nearest whole RSU. The RSUs will fully vest on the third anniversary of the Grant Date if you are employed by or providing service to the Company on such date, except as otherwise provided in this certificate or the Plan. -All vesting is subject to your continuous employment or other service with the Company from the Grant Date until the applicable Vesting Date, except as otherwise provided in this certificate or in the Plan.
3.    Termination of Employment; Forfeiture of Unvested RSUs. Unless the Committee, acting in its sole and absolute discretion, determines otherwise, upon the termination of your employment and other service with the Company (“Termination of Employment”), you will forfeit all right, title and interest in the unvested RSUs, unless your Termination of Employment is as a result of (i) your death or termination by the Company on account of your Disability, in which case Section 4 below shall control, (ii) termination by the Company other than for Cause, death or Disability or you resign for Good Reason, in which case Section 5 below shall control, or (iii) as expressly set forth in the Plan, such as in connection with a Change in Control.
4.    Vesting Upon Death or Disability. Upon Termination of Employment by the Company following your Disability (as defined in your Employment Agreement) or death, all unvested RSUs shall vest and, in the case of your death, the shares represented by such RSUs shall be distributed to your heirs.
5.    Termination without Cause/Resignation for Good Reason. Upon Termination of your Employment by the Company on account of any reason other than for Cause, death or your Disability or you resign for Good Reason as described in Section 11(a) of that certain employment agreement between the Company and you. dated December 5, 2024, (the

“Employment Agreement”), and provided that the conditions of Section 11(a) of the Employment Agreement are met, all unvested RSUs shall vest.
6.    Transfer Restrictions. You may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested RSUs, and unvested RSUs shall not be subject to execution, attachment or similar process. Any attempt by you or any other person claiming against, through or under you to cause unvested RSUs to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, you or any other person.
7.    No Ownership of Stock; No Dividends or Voting Rights. The RSUs do not represent shares of the Company’s common stock, and no dividends or other distributions will be payable on unvested RSUs, and you will not have any voting rights with respect to the unvested RSUs.
8.    Issuance of Shares Upon Vesting. If, as and when any RSU becomes vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested RSU becomes void and you shall own one share of common stock of the Company for each vested RSU within sixty (60) days following the date that the RSUs become vested, unless a delay is required pursuant to Section 11.2 of the Plan.
9.    Withholding. The vesting of RSUs covered by this certificate shall be subject to and conditioned upon the satisfaction by you of applicable tax withholding obligations. The Company may require you or you may elect, in accordance with procedures set up by the Committee, to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed to you. By accepting this award, you expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to you, including withholding shares issued in exchange for vested RSUs, for the amount of any federal, state, local or foreign taxes required by law to be withheld in connection with the vesting of RSUs; provided, however, that the value of the RSUs withheld shall be at the minimum withholding amount required by law.
10.    Provisions of the Plan and the Committee’s Authority Control. This certificate is subject to all the terms, conditions and provisions of the Plan, and to the rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. A copy of the Plan is available to you and may be obtained from the Company’s Corporate Secretary at the Company’s corporate headquarters. The applicable provisions of the Plan shall govern in any situation where this certificate is silent or where the applicable provisions of this certificate are contrary to or not reconcilable with such Plan provisions. The Committee shall have complete discretion in the exercise of its rights, powers, and duties with respect to the award represented by this certificate. Any interpretation or construction of any provision of, and the determination of any question arising under, this certificate shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding.

11.    No Employment Rights. Nothing contained herein or in the Plan shall confer upon you any right of continued employment or other service with the Company or interfere in any way with the right of the Company at any time to terminate your employment or other service with the Company or to increase, decrease or otherwise adjust your compensation and any other terms and conditions of your employment or other service.
12.    Section 409A of the Code. Sections 9.4 and 11.2 of the Plan are hereby incorporated herein.
13.    Successors. This certificate shall be binding upon, and inure to the benefit of, any successor or successors of the Company, you and any of your beneficiaries.
14.    Entire Understanding. This certificate and the terms of the Plan constitute the entire terms of the award represented by this certificate and may not be amended, except as provided in the Plan, other than by a written instrument executed by the Company and you.
15.    Governing Law. All rights and obligations under this certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

[Signature page follows]

Mistras Group, Inc.                        Natalia Shuman-Fabbri
By:                                 ____________________

Signature Page to Restricted Stock Unit Certificate – Natalia Shuman-Fabbri